UNANIMOUS WRITTEN CONSENT IN LIEU OF SPECIAL MEETING
                                     OF THE
                               BOARD OF DIRECTORS
                                       OF
                                   SATX, INC.

         The undersigned, constituting all of the directors of the above named corporation, hereby consent in writing, pursuant to NRS 78.315, to the adoption of the following recitals and resolutions.

APPROVAL OF AGREEMENT AND AUTHORIZATION TO ISSUE STOCK

         RESOLVED, that SATX, Inc. be authorized to enter into that certain Stock Purchase agreement dated June 1, 2000 by and between SATX, Inc., Jerry Dix ("Agreement") which is attached hereto as Exhibit "A" and by this reference incorporated herein.

         RESOLVED FURTHER, that Merritt Jesson, President and CEO, be and hereby is authorized to execute the Agreement on behalf of SATX, Inc and to take whatever action is necessary to cause 250,000 shares each of the common stock of SATX, Inc. to be issued to Jerry Dix.

         RESOLVED FURTHER, that Merritt Jesson, President and CEO, be and hereby is authorized to take whatever action is necessary to cause the option referenced in Section 4 (B) of the Agreement to be issued to Jerry Dix.

         RESOLVED FURTHER, that this Unanimous Consent may be executed simultaneously in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute but one and the same instrument.

                            (Signature Page Follows)

         IN WITNESS WHEREOF, the undersigned have executed this Unanimous Consent to be effective the 14th day of June, 2000.

         /s/ MERRITT JESSON                         /s/ KHOREN SHAGINIAN
         ----------------------                     ----------------------
         Merritt Jesson                             Khoren Shaginian

                             /s/ ROBERT ELLIS
                             ----------------------
                             Robert Ellis